As Filed with the Securities and Exchange Commission on June 30, 1997
                                                   Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                         HIGHLANDS INSURANCE GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                       6331                   75-2370945
State or Other Jurisdiction      (Primary Standard          (I.R.S. Employer
   of Incorporation or        Industrial Classification   Identification Number)
      Organization)                Code Number)


      10370 RICHMOND AVENUE                      STEPHEN J. GREENBERG, ESQ.
       HOUSTON, TEXAS 77042                            1000 LENOX DRIVE
         (713) 952-9555                        LAWRENCEVILLE, NEW JERSEY 08648
   (Address, Including Zip Code,                       (609) 896-1921
       and Telephone Number,                  (Name, Address, Including Zip Code
Including Area Code, of Registrant's           and Telephone Number, Including
    Principal Executive Offices)               Area Code, of Agent For Service)


                                   Copies to:

                              STEVEN D. RUBIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                            700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
     Title of Each Class                         Proposed Maximum   Proposed Maximum
     of Securities to be         Amount To Be     Offering Price        Aggregate            Amount of
         Registered               Registered        Per Share        Offering Price      Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock.................  1,656,780 shares     $20.00(a)       $33,135,600.00(a)     $10,041.09(a)
==========================================================================================================


(a) Based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 26, 1997 and estimated solely for the purpose of calculating the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


HOFS02...:\92\56292\0006\1294\REG5307K.05J

                          -----------------------------



                                1,656,780 SHARES


                         HIGHLANDS INSURANCE GROUP, INC.

                                  COMMON STOCK


      This Prospectus relates to 1,656,780 shares of common stock, par value $.01 per share ("Common Stock"), of Highlands Insurance Group, Inc., a Delaware corporation (the "Company"). Such shares (the "Shares") are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the holders thereof (the "Selling Stockholders") in order to permit the public sale or other distribution of the Shares. See "Selling Stockholders and Plan of Distribution."



      The shares of Common Stock to which this Prospectus relates may be sold from time to time by the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will receive no portion of the proceeds of the sale of such shares of Common Stock and will bear the expense incident to the registration of such shares. See "Selling Stockholders and Plan of Distribution."



      The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HIC."



   SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                                   INVESTORS.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is July  , 1997.

      NO DEALER, SALESMAN OR INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                       Page

AVAILABLE INFORMATION..................................................  1

INFORMATION INCORPORATED BY REFERENCE..................................  2

THE COMPANY............................................................  3

RISK FACTORS...........................................................  4

USE OF PROCEEDS........................................................ 10

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION.......................... 10

LEGAL MATTERS.......................................................... 12

EXPERTS................................................................ 12


                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") (which term includes any amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made for further information with respect to the Company and the Common Stock to which this Prospectus relates. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

      The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at



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
Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. Reports and other information filed by the Company pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. The Common Stock is listed on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commissions home page on the Internet (http://www.sec.gov).

                      INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the Commission are incorporated into this Prospectus by reference:

      (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      (3) The Company's Current Reports on Form 8-K dated January 24, 1997, February 14, 1997, February 25, 1997, March 31, 1997, April 30, 1997, April 30,
1997, May 7, 1997, Form 8-K/A dated April 30, 1997 and Form 8-K/A No. 2 dated April 30, 1997;

      (4) the description of the Common Stock contained in the Company's Registration Statement on Form 10 filed on October 27, 1995, as such Registration Statement may be amended from time to time for purposes of updating, changing or modifying such description; and

      (5) All other reports filed by the Company since December 31, 1996, pursuant to Section 13(a) or 15(d) of the Exchange Act.

      All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of such documents.

      Any statement contained in a document or other information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents or other information referred to above which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Highlands Insurance Group, Inc., 10370 Richmond Avenue, Houston, Texas 77042,
Attention:
Secretary.

                                   THE COMPANY

GENERAL

      Highlands Insurance Group, Inc. (the "Company") is an insurance holding company that through its insurance subsidiaries (collectively, the "Insurance Subsidiaries") is primarily engaged in the property and casualty insurance business. Until January 23, 1996, the Company was a wholly-owned subsidiary of Halliburton Company ("Halliburton"). On such date, the shares of the Company's Common Stock were distributed to holders of record of common stock of Halliburton on January 4, 1996 in the form of a dividend (the "Distribution"). Pursuant to the Distribution, one share of Common Stock was distributed for each ten shares of Halliburton common stock owned by the Halliburton stockholders. On April 30, 1997, the Company consummated its acquisition of American Reliance, Inc. (then named Vik Brothers Insurance, Inc. ("VBI")). Immediately after such merger, VBI was renamed American Reliance, Inc. ("American Reliance").

      In connection with the acquisition of American Reliance, the Company entered into a $65 million Credit Agreement, dated April 30, 1997 (the "Credit Agreement"), with The Chase Manhattan Bank, as administrative agent for the lenders party thereto. The Credit Agreement, which contains customary terms and restrictions, currently provides for an interest rate of LIBOR plus 100 basis points with the full principal amount thereunder due on April 30, 2002.

      Prior to its acquisition of American Reliance, the Company conducted its insurance operations primarily through Highlands Insurance Company ("Highlands"), as well as through other insurance subsidiaries (collectively with Highlands, the "Highlands Companies"). After the acquisition of American Reliance, the Company now conducts its insurance operations through the Highlands Companies and through American Reliance's insurance subsidiaries (collectively with American Reliance, the "American Reliance Companies").

      Unless the context otherwise requires, references herein and in any Prospectus Supplement to the "Company" shall mean Highlands Insurance Group, Inc. and its subsidiaries.

      The Company is a Delaware corporation with its principal executive offices located at 10370 Richmond Avenue, Houston, Texas 77042, where its telephone number is (713) 952-9555.

HIGHLANDS COMPANIES

      The principal product lines of Highlands Companies are workers' compensation insurance (representing 38% of gross premiums written in 1996), general liability insurance (representing 20% of gross premiums written in 1996), commercial automobile liability insurance (representing 15% of gross premiums written in 1996) and ocean and inland marine insurance (representing 11% of gross premiums written in 1996) and certain others, principally surety bonds and commercial property insurance, which represented in the aggregate 16% of gross premiums written in 1996. The principal customers of the Highlands Companies are Halliburton and its affiliates, relatively large third party and smaller complex commercial accounts, medium to small third party commercial accounts and commercial marine accounts.



AMERICAN RELIANCE COMPANIES

      The American Reliance Companies primarily write commercial property and casualty insurance policies for small to medium-sized businesses, and also write certain personal lines. The American Reliance Companies' commercial insurance policyholders, primarily located in suburban and rural areas, consist of customers in the habitational sector (such as apartments, condominiums, motels and hotels), retailers, wholesalers, service businesses, funeral homes, lumber yards, woodworking operations, office buildings, religious institutions, franchise and family-style restaurants, artisan contractors, municipalities, golf courses and auto dealers. The American Reliance Companies' personal lines focus on homeowners multiple peril and fire coverages and standard and nonstandard automobile insurance. For the year ended December 31, 1996, commercial lines business represented 70% of the American Reliance Companies' direct written premiums, and the remaining 30% was personal lines insurance. The American Reliance Companies hold licenses to operate in 44 states and the District of Columbia and actively write commercial business in 30 states and the District of Columbia and personal lines business in 12 states, through a network of approximately 3,400 independent agents.


                                  RISK FACTORS

      Prospective purchasers of the Common Stock offered hereby should consider carefully the information set forth below as well as the other information set forth, or incorporated by reference, in this Prospectus.

HISTORY OF LOSSES

      The Company became an independent public company on January 23, 1996 and thus has a relatively short operating history as such. The Company reported net losses in the years ended December 31, 1992 and 1993 and reported modest net income in the year ended December 31, 1994. The Company reported net losses of $120.7 million and $5.3 million for the years ended December 31, 1995 and 1996, respectively. American Reliance reported a net loss of $64.3 million for the year ended December 31, 1996. There can be no assurance that the Company will not continue to operate at a loss or, if profitably, as to the level of profitability or its ability to continue operating profitably.

ADEQUACY OF LOSS RESERVES

      The Company establishes reserves to cover its estimated ultimate liability for loss and loss adjustment expense with respect to reported and unreported claims incurred as of the end of each accounting period (net of estimated related salvage and subrogation claims and recoverable reinsurance). These reserves do not represent an exact calculation of liability, but rather are managerial estimations involving actuarial and statistical projections as to the expected cost of the ultimate settlement and administration of claims, based on known facts and circumstances, estimates of future trends in claims, claim severity and other variable factors such as judicial and administrative interpretations and inflation. For certain types of losses, including environmental and asbestos related losses, there is typically a significant lapse of time between the occurrence of an insured loss, the reporting of the loss to the insurer or reinsurer and payment of the loss with respect to the Company's assumed reinsurance and general liability insurance lines. This makes it difficult to estimate reserves accurately. As the Company acquires new or additional information concerning its loss and loss adjustment expense, adjustments in the Company's loss and loss adjustment expense reserves may be required. The effect of any such change, net of reinsurance, is charged or credited to income for the period in which the change is determined.

      The Company recorded charges from adverse loss reserve development of $143.6 million and $22.9 million to pre-tax earnings for the years ended December 31, 1995 and 1996, respectively. American Reliance recorded a similar charge of $25.5 million to pre-tax earnings for the year ended December 31, 1996. Although the Company believes its loss and loss adjustment expense reserves are adequate, estimation of loss and loss adjustment expense reserves is an inherently uncertain undertaking and actual loss and loss adjustment expense may deviate, perhaps substantially, from reserves reflected in the Company's financial statements. To the extent these reserves later prove not to be adequate, the Company would be required to increase such reserves and incur a charge to earnings, which could have a material adverse effect on the financial results of the Company.

REINSURANCE

      In certain product lines, the Company relies heavily on the use of reinsurance to limit the risk retained under policies written by it. The availability and cost of reinsurance are subject to prevailing market conditions which are beyond the control of the Company and which may affect the Company's level of business and profitability. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to a reinsurer does not relieve the primary insurer of its liability to the insureds.

      The Company's receivables from reinsurers amounted to $556.9 million at December 31, 1996, or 35.6% of its total assets. The Company's most significant reinsurance credit exposure is to the underwriting syndicates at Lloyds of London ("Lloyds"), which amounted to $111.2 million at December 31, 1996. Although Lloyds has undergone a highly-publicized period of poor underwriting results in recent years that have raised concerns over its solvency, the Company has not experienced any defaults in payments from underwriting syndicates at Lloyds. Lloyds has undertaken to develop and implement a plan to address these concerns. No assurance can be given, however, that such plan will be successfully implemented. Because of the significant size of the Company's credit exposure with respect to Lloyds, the financial condition of Lloyds could have a material adverse effect on the Company's financial condition and results of operations. The Company's next two largest reinsurance credit exposures at December 31, 1996 were $84.2 million with American Re-Insurance Company and $55.0 million with General Reinsurance Company. American

Re-Insurance Company and General Reinsurance Company are rated by A.M. Best and carry "A+" and "A++" ratings, respectively. American Reliance's receivables from reinsurers amounted to $137.7 million at December 31, 1996, or 15.3% of its total assets. Of this amount, $119.7 was due from reinsurers rated "A-" (Excellent) or better by A.M. Best (including $38.7 million from American Re-Insurance Company ("A+") and $30.3 million from Employers Reinsurance Corporation ("A++")), $0.6 million from reinsurers rated "B++" or less by A.M. Best and $17.4 million from reinsurers not rated by A.M. Best.

CATASTROPHE EXPOSURE

      The Company, like all property and casualty insurers, may be subject to claims arising out of catastrophes that may have a significant impact on its results of operations and financial condition. Catastrophes, such as hurricanes, earthquakes, winter storms, tornadoes, wind, hail, fires or explosions, are inherently unpredictable both in terms of their occurrence and their severity. During the last several years, American Reliance has incurred significant losses as a result of hurricanes, winter storms and earthquakes. The Company attempts to limit its exposure to losses from catastrophes by purchasing reinsurance. While the Company attempts to estimate its probable maximum loss exposure and limit it to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the probable maximum loss previously assumed for the purpose of purchasing reinsurance, which could result in a material adverse effect on the Company's results of operations and financial condition.

SIGNIFICANT RELATIONSHIPS WITH HALLIBURTON

      The Company has significant relationships with Halliburton, most importantly through an Insurance Products and Services Agreement pursuant to which the Company provides insurance products to Halliburton and its affiliates on specified terms through December 31, 1999. The volume of insurance written for Halliburton under the Insurance Products and Services Agreement approximates levels provided to Halliburton in the past, and accounts for a significant portion of the Company's insurance business. During 1996, net premiums earned from business with Halliburton and its affiliates represented approximately $30.7 million. Should Halliburton choose to terminate its relationship, or not to renew such insurance, with the Company, such termination or nonrenewal could have a material adverse effect on the Company's business.

IMPORTANCE OF RATING AGENCIES

      The Highlands Companies currently share an "A-" (Excellent) rating from A.M. Best, whose ratings are based on an analysis of the financial condition and operating performance of an insurance company. In May 1997, A.M. Best reaffirmed Highlands' "A-" rating. Following the acquisition of American Reliance by Highlands, A.M. Best rated the American Reliance Companies as follows:
Northwestern National Casualty Company, NN Insurance Company, Northwestern National County Mutual Insurance Company -- "B+"; Pacific National Insurance Company and Pacific Automobile Insurance Company -- "B+"; State Capital Insurance Company and American Professionals Insurance Company -- "B-"; and LMI Insurance Company -- "D". LMI is ceasing to write any new and renewal business.

      Ratings by A.M. Best are an independent opinion as to a company's financial strength and ability to meet its obligations to policyholders, and are not intended to address the merits of, or the risks inherent in, and investment in the Common Stock. Ratings have become increasingly important in establishing the


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
competitive position of an insurer or a reinsurer. While the Company intends to continue to operate the businesses of the Insurance Subsidiaries so as to maintain their current rating, no assurances can be given that in the future A.M. Best will not reduce such ratings due to factors, including material losses, that are beyond the Company's control. The Company believes that a reduction by A.M. Best of its rating of the Highlands Companies below "A-", or of the principal American Reliance Companies below "B+", could have a material adverse effect on the Company's business.

INSURANCE REGULATION; HOLDING COMPANY STRUCTURE; RESTRICTION ON DIVIDENDS FROM SUBSIDIARIES

      The Insurance Subsidiaries are subject to extensive regulation by insurance regulators in the states and countries in which they do business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve (i) approval requirements for premium rates for certain lines of insurance, (ii) standards of solvency and minimum capital and surplus requirements, (iii) limitations on amounts and types of investments, (iv) restrictions on the size of risks that may be insured by a single company, (v) approval requirements for policy forms, (vi) methods of accounting and methods of establishing loss and loss adjustment reserves, (vii) licensing of insurers and agents, (viii) limitations on the exit of certain classes of business, (ix) required participation in frequently under-priced underwriting pools, and (x) filing requirements for annual and other reports with respect to financial condition and other matters. Such regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might wish to take to enhance its operating results. In addition, state regulatory examiners perform periodic examinations of insurance companies. Such regulations are generally intended to be for the protection of policyholders rather than investors.

      Insurance companies such as the Insurance Subsidiaries are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that can define and extend the risks and benefits for which insurance is sought and provided. These include redefinition of risk exposure in areas such as product liability, environmental damages and other areas. In addition, individual state insurance regulators may prevent premium rates for some classes of insureds or lines of insurance from reflecting the level of risk assumed by the insurer. These developments may result in adverse effects on profitability. No assurance can be given that future legislative, regulatory or judicial changes will not adversely affect the Company's business.

      As a holding company, the Company's ability to meet its debt service obligations, including the payment of interest and principal on the Credit Agreement, the Debentures (described below) and the Management Debentures (described below), and to pay operating expenses will depend primarily on receipt of sufficient funds from the Insurance Subsidiaries.

      The payment of dividends to the Company by each of the Insurance Subsidiaries is subject to certain limitations under insurance laws of the state in which such Insurance Subsidiary is domiciled. Although such limitations on dividends vary from state to state, these limitations are generally based on a percentage of statutory surplus and/or on insurance company's net income for a specified prior period, generally ranging from one to three years. In some instances, dividends may be paid only with prior regulatory approval. These restrictions and any additional subsequently imposed restrictions may in the future adversely affect the Company's ability to pay its expenses and any cash dividends to its stockholders.

LITIGATION

      The Company is a party to various claims and legal actions arising in the ordinary course of its insurance business. Such legal actions include routine claim litigation, asbestos and environmental litigation, and non-routine litigation, such as class action suits and regulatory administrative proceedings. The Company believes that its reserves for such litigation are adequate. However, since the outcome of litigation cannot be predicted, there can be no assurance that the ultimate outcome of any claim or suit, individually or in the aggregate, will not have a material effect on the Company's financial position or results of operations.

SIGNIFICANT INFLUENCE OF INVESTORS AND MANAGEMENT

      Upon consummation of the Distribution, the Company sold an aggregate of $60 million in principal amount of the Company's 10% Convertible Subordinated Debentures due December 31, 2005 (the "Debentures"), together with detachable Common Stock Subscription Warrants, Series A and Series B (the "Series A Warrants" and "Series B Warrants," respectively, and, collectively, the "Warrants") to Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. ("IP" and "IP Bermuda," respectively, and, collectively, the "Investors") pursuant to the terms of an Investment Agreement dated October 10, 1995 (as amended, the "Investment Agreement"). The Investors assigned the rights to purchase $2.85 million of the Debentures, together with a proportionate amount of the Warrants, to Mr. Richard M. Haverland, the Company's Chief Executive Officer, and certain members of management of the Company (the "Management Investors"). Additionally, the Company has issued to the Management Investors an additional $2.85 million in principal amount of the Company's 10% Convertible Subordinated Debentures, Series 2, due December 31, 2005 (the "Management Debentures"), together with Common Stock Subscription Warrants Series A-2 and Series B-2 (the "Management Warrants," and, collectively with the Management Debentures, the "Management Securities"). The consideration paid by the Management Investors to the Company for the Management Securities consisted of an aggregate of $2.85 million in principal amount of individual promissory notes made by the Management Investors without personal recourse and secured by the Management Securities.

      The Debentures are presently convertible into an aggregate of 3,889,232 shares of Common Stock based on a conversion rate of $16.16 per share, which would represent approximately 16.5% of the outstanding shares assuming the Warrants are exercised and the Management Securities are converted or exercised. The Series A Warrants are presently exercisable for an aggregate of 3,790,200 shares of Common Stock (representing approximately 16.9% of the outstanding shares assuming conversion of the Debentures, exercise of the Series B Warrants and conversion or exercise of the Management Securities). Absent certain change of control events, the Series B Warrants will not become exercisable unless certain requirements are satisfied after January 1, 1999, at which time the Series B Warrants would become exercisable initially for an aggregate of 997,200 shares of the Company Common Stock (representing approximately 4.4% of the outstanding shares assuming conversion of the Debentures, exercise of the Series A Warrants and conversion or exercise of the Management Securities). The Management Securities are convertible into, or exercisable for, as the case may be, 403,762 shares of Common Stock, which would represent approximately 1.8% of the outstanding shares assuming conversion of the Debentures and exercise of the Warrants. In the aggregate, the Debentures, Warrants and Management Securities would be exercisable for a total of approximately 8,904,034 shares of Common Stock, which would represent approximately 39.7% of the issued shares of Common Stock on a fully diluted basis. The Exercise Price of the Warrants is presently $12.71 per share, subject to adjustment in certain circumstances. Prior to the Distribution, the directors and executive officers of the Company were granted options to purchase 433,000 shares of Company Common Stock at an initial exercise price equal to the Exercise Price of the Warrants.

      In addition to the significant equity ownership potential represented by the Debentures and Warrants, pursuant to the Investment Agreement, Halliburton elected three persons designated in the Investment Agreement to the Company's Board of Directors, and, until certain transfers of the Debentures occur, the Debentures obligate the Company to nominate and recommend the election of the persons designated by a majority in interest of the holders of the Debentures to the Board of Directors of the Company so that such designees, if elected, will constitute at least 28% of the Board of Directors of the Company at all times. In addition, one of the directors elected pursuant to the Investment Agreement, Richard M. Haverland, who is an investor in IP and continues to provide consulting services to Insurance Partners Advisors, L.P., is the Chairman, President and Chief Executive Officer of the Company.

      Because of the relationships described above, the Investors are able to exert significant influence over the affairs of the Company.

LIMITATIONS ON THE PAYMENT OF DIVIDENDS

      The Company currently does not intend to pay dividends on the Common Stock. Its dividend policy, however, will be reconsidered from time to time by the Board of Directors of the Company. The Company's ability to pay dividends in the future will depend upon its financial performance and other factors not now determinable. The Debentures and the Credit Agreement contain covenants restricting the payment of dividends in excess of specified amounts, and any future senior indebtedness may contain similar restrictions. In addition to these restrictions, the ability of the Insurance Subsidiaries to pay dividends is limited by state insurance regulations. See "Risk Factors-Insurance Regulation; Holding Company Structure; Restrictions on Dividends from Subsidiaries."

COMPETITION; INDUSTRY CONDITIONS

      The property and casualty insurance business is highly competitive, mainly on the basis of price and service. The Company estimates that there are more than 3,000 property and casualty insurers nationwide. Many of the Company's competitors are large national companies with greater financial and other resources than the Company. Accordingly, the Company faces intense competition which could have an adverse effect on the Company's business.

DEPENDENCE ON KEY EMPLOYEES

      Richard M. Haverland, the Chairman, President and Chief Executive Officer of the Company, presently has a three-year employment agreement with the Company which can be terminated by Mr. Haverland no earlier than January 23, 1999. Pursuant to Mr. Haverland's employment agreement, he is entitled to continue to devote a portion of his time to Insurance Partners Advisors, L.P. Notwithstanding his employment agreement, there can be no assurance that Mr. Haverland will be in the Company's employ for any fixed period. The Company believes that the loss of the services of Mr. Haverland or certain other members of senior management could have a material adverse effect on the future prospects of the Company.

CERTAIN ANTI-TAKEOVER EFFECTS

      The Amended and Restated Certificate of Incorporation and Bylaws of the Company contain several provisions that may make an attempt to acquire control of the Company difficult or expensive, including (i) the ability of the board of directors to authorize the insurance of preferred stock in one or more series without stockholder approval and to determine the relative rights, preferences and limitations of such preferred stock, (ii) a classified board of directors under which directors serve for staggered, three-year terms, and (iii) certain notice requirements for stockholders proposing director nominations or bringing other business before an annual or special stockholders meeting.


YEAR 2000

      The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing a plan to address the issue. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in major system failure or miscalculations. Because insurance policies with the year 2000 will be issued a year or more in advance of that date, the Company will need to resolve this issue prior to the end of 1998 by means of, among other things, modifications to existing software and conversions to new software. However, if such modifications and conversions are not completed timely or are not fully effective, the Year 2000 problem may have a material adverse effect on the operations of the Company.

FORWARD LOOKING INFORMATION

      The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, natural disasters and other catastrophes, and other risks and uncertainties described in this Prospectus and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders hereunder. The Company will pay all expenses related to the registration of such shares.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

      The following table sets forth the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 30, 1997, and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may sell all or a portion of the shares of Common Stock registered hereby at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the offering to which this Prospectus relates.

                                                                                Number of
                                                          Number of Shares       Shares
             Name of Selling Stockholders                Beneficially Owned    Registered
             ----------------------------                ------------------    ----------
Erik M. Vik                                                   531,632            531,632
Manoeuvre Ltd                                                 427,321            427,321
American Re-Insurance Company                                 302,326            302,326
Armco Financial Services Corporation                          214,707            214,707
The Scandinavia Company, Inc.                                 122,654            122,654
Triumph-Connecticut Limited Partnership                        58,140             58,140
                                                            ----------         ----------
      TOTAL............................................     1,656,780          1,656,780
                                                            ==========         ==========



      Any or all of the Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest including, without limitation, Bear, Stearns & Co., Inc. or any other securities or investment firm or broker-dealer. Such sales may be made through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Securities Act Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. From time to time the Selling Stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares in connection therewith.

      In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Underwriters, dealers, brokers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and may receive commissions from the purchasers of the Shares for whom they act as agent. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, dealer, or broker or other agent relating to the sale or distribution of the Shares.

      Agents for the sale or distribution of the Shares, and underwriters, if any, may engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

      To comply with certain states' securities laws, if applicable, the Shares may be sold in such states only through brokers or dealers.

      The Company will pay the expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement.

                                  LEGAL MATTERS

      The validity of the Offered Securities will be passed upon for the Company by Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002.

                                     EXPERTS

      The consolidated financial statements and schedules of Highlands Insurance Group, Inc. as of December 31, 1996, and for the year then ended appearing in the Highlands Insurance Group, Inc.'s Form 10-K for the year ended December 31, 1996 have been incorporated by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Vik Brothers Insurance, Inc. and subsidiaries as of December 31, 1996, and for the year then ended, appearing in Highlands Insurance Group Inc.'s Current Report on Form 8-K/A No. 2 dated April 30, 1997 have been incorporated by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and schedules of Highlands Insurance Group, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, appearing in the Highlands Insurance Group, Inc.'s Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The consolidated financial statements of Vik Brothers Insurance, Inc. and subsidiaries at December 31, 1995, and for each of the two years in the period ended December 31, 1995, appearing in Highlands Insurance Group, Inc.'s Current Report on Form 8-K/A No. 2 dated April 30, 1997 and incorporated by reference the Registration Statement of which this Prospectus is a part, have been audited by Ernst & Young

LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          -----------------------------

      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          -----------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     Securities and Exchange Commission Registration Fee..           $10,041.09
     Legal Fees and Expenses..............................            12,000.00
     Accountants' Fees and Expenses.......................             7,500.00
                                                                    -----------
        Total.............................................          $ 29,541.09
                                                                    ===========

---------------
* All amounts are estimated except for the registration fee.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability as set forth above.

      Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.


ITEM 16. EXHIBITS

2.1   --      Agreement and Plan of Merger, dated as of February 13, 1997, among
              Highlands Insurance Group, Inc., Highlands Acquisition Corp. and
              Vik Brothers Insurance, Inc. (incorporated by reference to the
              Company's current report on Form 8-K dated April 30, 1997,
              Commission File Number 1-14028)

2.2   --      Amendment Number 1 to Amended and Restated Agreement and Plan of
              Merger, dated as of March 10, 1997, among Highlands Insurance
              Group, Inc., Highlands Acquisition Corp. and Vik Brothers
              Insurance, Inc. (incorporated by reference to the Company's current report on Form 8-K dated April 30, 1997, Commission File
              Number 1-14028)

3.1   --      Amended and Restated Certificate of Incorporation of the
              Registrant (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

3.2   --      Form of Amended and Restated Bylaws of the Registrant
              (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.1   --      Form of Stock Certificate of Common Stock (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996) (See also Exhibits
              3.1 and 3.2)

4.2   --      Form of 10% Convertible Subordinated Debentures Due December 31,
              2005 (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4,
              1996)

4.3   --      Form of Amendment to 10% Convertible Subordinated Debentures Due
              December 31, 2005 (incorporated by reference to the Company's current report on Form 8-K/A dated April 30, 1997, Commission File
              Number 1-14028)

4.4   --      Form of Common Stock Subscription Warrant, Series A (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.5   --      Form of Amendment to Common Stock Subscription Warrant, Series A
              (incorporated by reference to the Company's current report on Form
              8-K/A dated April 30, 1997, Commission File Number 1-14028)

4.6   --      Form of Common Stock Subscription Warrant, Series B (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.7   --      Form of Amendment to Common Stock Subscription Warrant, Series B
              (incorporated by reference to the Company's current report on Form
              8-K/A dated April 30, 1997, Commission File Number 1-14028)

4.8   --      Form of 10% Convertible Subordinated Debentures Due December 31,
              2005, Series 2 (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.9   --      Form of Amendment to 10% Convertible Subordinated Debentures Due
              December 31, 2005, Series 2 (incorporated by reference to the
              Company's current report on Form 8-K/A dated April 30, 1997,
              Commission File Number 1-14028)

4.10  --      Form of Common Stock Subscription Warrant Series A-2 (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.11  --      Form of Amendment to Common Stock Subscription Warrant, Series A-2
              (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.12  --      Form of Common Stock Subscription Warrant, Series B-2
              (incorporated by reference to the Company's current report on Form
              8-K/A dated April 30, 1997, Commission File Number 1-14028)

4.13  --      Form of Amendment to Common Stock Subscription Warrant, Series B-2
              (incorporated by reference to the Company's current report on Form
              8-K/A dated April 30, 1997, Commission File Number 1-14028)

4.14  --      Stockholders Agreement, dated as of April 30, 1997, among
              Highlands Insurance Group, Inc., Insurance Partners, L.P.,
              Insurance Partners Offshore (Bermuda) L.P., The Scandinavia
              Company, Inc., Erik M. Vik and Manoeuvre Ltd. (incorporated by reference to the Company's current report on Form 8-K/A dated
              April 30, 1997, Commission File Number 1-14028)

4.15  --      Registration Rights Agreement, dated as of April 30, 1997, between
              Highlands Insurance Group, Inc. and American Re-Insurance Company
              (incorporated by reference to the

              Company's current report on Form 8-K dated April 30, 1997, Commission File Number 1-14028)

4.16  --      Registration Rights Agreement, dated as of April 30, 1997, among
              Highlands Insurance Group, Inc., The Scandinavia Company, Inc.,
              Erik M. Vik, Manoeuvre Ltd., and Triumph-Connecticut Partnership and Alexander M. Vik (incorporated by reference to the Company's current report on Form 8-K dated April 30, 1997, Commission File
              Number 1-14028)

4.17  --      Registration Rights Agreement, dated as of March 26, 1997, between
              Highlands Insurance Group, Inc. and Armco Financial Services
              Corporation (incorporated by reference to the Company's current report on Form 8-K dated April 30, 1997, Commission File Number
              1-14028)

5.1+  --      Opinion and consent of Weil, Gotshal & Manges LLP, counsel for the
              Company.

23.1+ --      Consent of KPMG Peat Marwick LLP.

23.2+ --      Consent of KPMG Peat Marwick LLP.

23.3+ --      Consent of Arthur Andersen LLP.

23.4+ --      Consent of Ernst & Young LLP.

23.5+ --      Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1+ -- Powers of Attorney of directors and officers of the Registrant. (See page II-5 of this Registration Statement).

------------
+      Filed herewith.


ITEM 17. UNDERTAKINGS

       The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that are incorporated by reference in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

       The registrant and each person whose signature appears below hereby designates and appoints Richard M. Haverland, Charles J. Bachand, Stephen J. Greenberg and Stephen L. Kibblehouse, and each of them, as its or his attorneys-in-fact (the "Attorneys-in-Fact") with full power to act alone, and to execute in the name and on behalf of the Registrant and each such person, individually in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement on Form S-3, which amendments may make such changes in this Registration Statement on Form S-3 as any such Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement on Form S-3 together with all exhibits thereto and any and all documents in connection therewith.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas.

Dated: June 30, 1997


                                          Highlands Insurance Group, Inc.

                                          By: /s/ Richard M. Haverland
                                             ---------------------------------
                                             Richard M. Haverland,
                                             Chairman, President and
                                             Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                  SIGNATURE             TITLE                   DATE

 /s/ Richard M. Haverland      Chairman, President and       June 30, 1997
------------------------------ Chief Executive Officer
Richard M. Haverland


 /s/ Charles J. Bachand        Vice President, Treasurer     June 30, 1997
------------------------------ and Principal Accounting
Charles J. Bachand             Officer



 /s/ Robert A. Spass           Director                      June 30, 1997
------------------------------
Robert A. Spass


 /s/ Bradley E. Cooper         Director                      June 30, 1997
------------------------------
Bradley E. Cooper

 /s/ W. Bernard Pieper             Director                  June 30, 1997
----------------------------------
W. Bernard Pieper


 /s/ Kenneth S. Crews              Director                  June 30, 1997
----------------------------------
Kenneth S. Crews


 /s/ Philip J. Hawk                Director                  June 30, 1997
----------------------------------
Philip J. Hawk


 /s/ Robert W. Shower              Director                  June 30, 1997
----------------------------------
Robert W. Shower

                                  EXHIBIT INDEX


2.1    --   Agreement and Plan of Merger, dated as of February 13, 1997, among Highlands Insurance
            Group, Inc., Highlands Acquisition Corp. and Vik Brothers Insurance, Inc. (incorporated by reference to the Company's current report on Form 8-K dated April 30, 1997, Commission
            File Number 1-14028)

2.2    --   Amendment Number 1 to Amended and Restated Agreement and Plan of Merger, dated as of
            March 10, 1997, among Highlands Insurance Group, Inc., Highlands Acquisition Corp. and
            Vik Brothers Insurance, Inc. (incorporated by reference to the Company's current report on
            Form 8-K dated April 30, 1997, Commission File Number 1-14028)

3.1    --   Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January
            4, 1996)

3.2    --   Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to the
            Company's registration statement on Form 10 as filed with the Commission on January 4,
            1996)

4.1    --   Form of Stock Certificate of Common Stock (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996) (See also
            Exhibits 3.1 and 3.2)

4.2    --   Form of 10% Convertible Subordinated Debentures Due December 31, 2005 (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on
            January 4, 1996)

4.3    --   Form of Amendment to 10% Convertible Subordinated Debentures Due December 31, 2005
            (incorporated by reference to the Company's current report on Form 8-K/A dated April 30,
            1997, Commission File Number 1-14028)

4.4    --   Form of Common Stock Subscription Warrant, Series A (incorporated by reference to the
            Company's registration statement on Form 10 as filed with the Commission on January 4,
            1996)

4.5    --   Form of Amendment to Common Stock Subscription Warrant, Series A (incorporated by reference to the Company's current report on Form 8-K/A dated April 30, 1997, Commission
            File Number 1-14028)

4.6    --   Form of Common Stock Subscription Warrant, Series B (incorporated by reference to the
            Company's registration statement on Form 10 as filed with the Commission on January 4,
            1996)

4.7    --   Form of Amendment to Common Stock Subscription Warrant, Series B (incorporated by reference to the Company's current report on Form 8-K/A dated April 30, 1997, Commission
            File Number 1-14028)

4.8    --   Form of 10% Convertible Subordinated Debentures Due December 31, 2005, Series 2
            (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on January 4, 1996)

4.9    --   Form of Amendment to 10% Convertible Subordinated Debentures Due December 31, 2005,
            Series 2 (incorporated by reference to the Company's current report on Form 8-K/A dated
            April 30, 1997, Commission File Number 1-14028)

4.10   --   Form of Common Stock Subscription Warrant Series A-2 (incorporated by reference to the
            Company's registration statement on Form 10 as filed with the Commission on January 4,
            1996)

4.11   --   Form of Amendment to Common Stock Subscription Warrant, Series A-2 (incorporated by reference to the Company's registration statement on Form 10 as filed with the Commission on
            January 4, 1996)

4.12   --   Form of Common Stock Subscription Warrant, Series B-2 (incorporated by reference to the
            Company's current report on Form 8-K/A dated April 30, 1997, Commission File Number
            1-14028)

4.13   --   Form of Amendment to Common Stock Subscription Warrant, Series B-2 (incorporated by reference to the Company's current report on Form 8-K/A dated April 30, 1997, Commission
            File Number 1-14028)

4.14   --   Stockholders Agreement, dated as of April 30, 1997, among Highlands Insurance Group, Inc.,
            Insurance Partners, L.P., Insurance Partners Offshore (Bermuda) L.P., The Scandinavia
            Company, Inc., Erik M. Vik and Manoeuvre Ltd. (incorporated by reference to the
            Company's current report on Form 8-K/A dated April 30, 1997, Commission File Number
            1-14028)

4.15   --   Registration Rights Agreement, dated as of April 30, 1997, between Highlands Insurance
            Group, Inc. and American Re-Insurance Company (incorporated by reference to the
            Company's current report on Form 8-K dated April 30, 1997, Commission File Number
            1-14028)

4.16   --   Registration Rights Agreement, dated as of April 30, 1997, among Highlands Insurance
            Group, Inc., The Scandinavia Company, Inc., Erik M. Vik, Manoeuvre Ltd., and
            Triumph-Connecticut Partnership and Alexander M. Vik (incorporated by reference to the
            Company's current report on Form 8-K dated April 30, 1997, Commission File Number
            1-14028)

4.17   --   Registration Rights Agreement, dated as of March 26, 1997, between Highlands Insurance
            Group, Inc. and Armco Financial Services Corporation (incorporated by reference to the
            Company's current report on Form 8-K dated April 30, 1997, Commission File Number
            1-14028)

5.1+   --   Opinion and consent of Weil, Gotshal & Manges LLP, counsel for the Company.

23.1+  --   Consent of KPMG Peat Marwick LLP.

23.2+  --   Consent of KPMG Peat Marwick LLP.

23.3+  --   Consent of Arthur Andersen LLP.

23.4+  --   Consent of Ernst & Young LLP.

23.5+  --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1+  --   Powers of Attorney of directors and officers of the Registrant.  (See page II-5 of this
            Registration Statement).


------------
+      Filed herewith.